                                                      --------------------------
                                                             OMB APPROVAL
--------------------------                            --------------------------
                                                      OMB Number: 3235-0362
          Form 5                                      --------------------------
                                                      Expires: January 31, 2005
--------------------------                            --------------------------
                                                      Estimated average burden
                                                      hours per response...1.0
                                                      --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(h) of the Investment Company Act of 1940

/ / Check box if no longer subject to Sec-      / / Form 3 Holdings Reported
    tion 16. Form 4 or Form 5 obligations       / / Form 4 Transactions Reported
    may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

   Chavkin  Arnold   L
   (Last)  (First)  (Middle)


   c/o J.P. Morgan Partners, LLC
   1221 Avenue of the Americas, 40th Floor
   (Street)


   New York, NY
   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Crown Media Holdings, Inc. ("CRWN")

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



4. Statement for Month/Year

   December 31, 2002

5. If Amendment, Date of Original (Month/Year)

   February 14, 2003

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)

7. Individual or Joint/Group Reporting (check applicable line)

   /X/ Form Filed by One Reporting Person
   / / Form Filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                                        5. Amount
                                                                                                           of Secu-
                                                                                                           rities
                                                                                                           Bene-
                                                                                                           ficially
                                           2A. Deemed                    4. Securities Acquired (A)        Owned at
                               2. Trans-       Execution                    or Disposed of (D)             the end of
                                  action       Date,                        (Instr. 3, 4 and 5)            Issuer's
                                  Date         if any     3. Trans-      -----------------------------     Fiscal
                                  (Month/      (Month/       action                    (A)                 Year
1. Title of Security              Day/         Day/          Code           Amount     or     Price        (Instr.
   (Instr. 3)                     Year)        Year)         (Instr. 8)                (D)                 3 and 4)
-----------------------------  ----------  -------------  -------------  ------------  ---  ----------  -----------









                               6. Ownership
                                  Form:
                                  Direct      7. Nature of
                                  (D) or         Indirect
                                  Indirect       Beneficial
1. Title of Security              (I)            Ownership
   (Instr. 3)                     (Instr. 4)     (Instr. 4)
-----------------------------  -------------  ---------------





                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                   3A. Deemed
                                          2. Conver-                   Execu-                   5. Number of Deriv-
                                             sion or   3. Trans-       tion                        ative Securities
                                             Exercise     action       Date,                       Acquired (A) or
                                             Price of     Date         if any                      Disposed of (D)
                                             Deriv-       (Month/      (Month/   4. Transac-       (Instr. 3, 4, and 5)
1. Title of Derivative Security              ative        Day/         Day/         tion Code   --------------------------
   (Instr. 3)                                Security     Year)        Year)        (Instr. 8)      (A)           (D)
----------------------------------------  -----------  ----------  ------------  -------------  ------------  ------------

Options (right to purchase)                $9.76        5/29/2002                 A              4,098



                                                                                                                9. Number of
                                                                                                                   Derivative
                             6. Date Exercisable                                                                   Securities
                                and Expiration Date    7. Title and Amount of Underlying                           Benefi-
                                (Month/Day/Year)          Securities (Instr. 3 and 4)                              cially
                             ----------------------    ----------------------------------------  8. Price of       Owned at
                             Date                                                    Amount or      Derivative     End of
1. Title of Derivative       Exercis-    Expiration               Title              Number of      Security       Year
   Security (Instr. 3)       able        Date                                         Shares        (Instr. 5)     (Instr. 4)
---------------------------  ----------  ----------    ---------------------------  -----------  -------------  -------------


Options (right to purchase)  (FN 1)      5/29/12       Common Stock                 4,098        N/A            4,098




                             10. Ownership
                                 of
                                 Derivative
                                 Security:
                                 Direct      11. Nature of
                                 (D) or          Indirect
                                 Indirect        Beneficial
1. Title of Derivative           (I)             Ownership
   Security (Instr. 3)           (Instr. 4)      (Instr. 4)
---------------------------  --------------  ---------------


Options (right to purchase)      D               (FN 2)


Explanation of Responses:

(1) These options vest and become exercisable in four equal annual installments, commencing May 29, 2003.

(2) These options were granted to Arnold Chavkin , a limited partner of JPMP Master Fund Manager, L.P. ("MF Manager"), the sole general partner of J.P. Morgan Partners (BHCA), L.P. ("JPM BHCA"). He is obligated to exercise the options at the request of, and to transfer any shares issued under the stock options to, JPM BHCA.


/s/ Arnold L Chavkin                            2/14/2003
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.